UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 26, 2004

MOBILE MINI, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-12804	86-0748362

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification No.)

7420 South Kyrene Road, Suite 101, Tempe, Arizona	85283

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(480) 894-6311

None

(Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits.

99.1	Registrant’s press release, dated February 26, 2004.

Item 12. Results of Operation and Financial Condition.

On February 26, 2004, Mobile Mini, Inc. issued a press release announcing its financial results for the fourth quarter of 2003 and for the year ended December 31, 2003. A copy of the press release is furnished as Exhibit 99 to this report.

The information in this Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

The press release includes the financial measure “EBITDA” and certain pro forma financial results. The EBITDA and pro forma financial measures may each be deemed a “non-GAAP financial measure” under rules of the Securities and Exchange Commission. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization, expenses of our Florida litigation, and debt restructuring expense. We use EBITDA as a financial measure in management decision-making because we believe it provides useful supplemental information regarding our financial and liquidity position and facilitates internal comparisons to historical financial position and operating performance of prior periods and external comparisons to competitors’ financial position and operating performance. In addition, several of the financial covenants under our revolving credit facility are expressed by reference to this financial measure, similarly computed. The pro forma financial results that we report show our operating results absent litigation costs and related expenses that we incurred during the relevant period in connection with specified Florida litigation matters. In its decision-making, management adjusts results to exclude these litigation costs and expenses, particularly when making operational decisions that involve branch operations and expansion opportunities. We include the EBITDA and the pro forma financial measures in the earnings announcement to provide transparency to investors. A reconciliation of net income to EBITDA follows (in thousands):

	Year ended Dec. 31,		Three Months ended Dec. 31,
	2002	2003	2002	2003
Net income	$18,239	$5,912	$5,714	$(265)
Interest expense	11,587	16,299	3,324	4,957
Income taxes	11,661	3,780	3,653	(169)
Depreciation and amortization	9,457	11,079	2,543	2,957
Florida litigation expense	1,320	8,502	177	8,218
Debt restructuring expense	1,300	10,440	—	—

EBITDA	$53,564	$56,012	$15,411	$15,698

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILE MINI, INC.

Dated: February 26, 2004	/s/ Larry Trachtenberg

Name: Larry Trachtenberg
Title: Executive Vice President and
Chief Financial Officer

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EXHIBIT INDEX

Exhibit
Number	Description
99.1	Registrant’s press release, dated February 26, 2004.